Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP
425 LEXINGTON AVENUE
NEW YORK, NY 10017-3954
(212) 455-2000

FACSIMILE (212) 455-2502

October 17, 2016

Acushnet Holdings Corp.
333 Bridge Street
Fairhaven, Massachusetts 02719

Ladies and Gentlemen:

        We have acted as counsel to Acushnet Holdings Corp., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (File No. 333-212116) (as amended, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the sale by certain selling stockholders identified in the Registration Statement of up to 22,233,332 shares of common stock of the Company, par value $0.001 per share ("Common Stock") to be issued by the Company to such selling stockholders upon the conversion of (i) the Company's outstanding Series A 7.5% redeemable convertible preferred stock (the "Convertible Preferred Stock") and (ii) the Company's outstanding 7.5% convertible notes due 2021 (the "Convertible Notes") (together with any additional shares of Common Stock that may be sold by such selling stockholders upon the conversion of the Convertible Preferred Stock and the Convertible Notes pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Securities Act) in connection with the offering described in the Registration Statement, the "Shares").

        We have examined the Registration Statement, the Company's Third Amended and Restated Certificate of Incorporation, the Note Purchase Agreement dated as of July 26, 2011, by and among the Company and each of the purchasers listed on the signature pages thereto governing certain of the Convertible Notes, the Note Purchase Agreement dated as of January 18, 2012, by and between the Company and Odin 4, LLC governing certain of the Convertible Notes and the notes representing the Convertible Notes. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

        In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon the issuance and delivery of the Shares upon the conversion of the Convertible Preferred Stock or the Convertible Notes, as the case may be, in accordance with their respective terms, the Shares will be validly issued, fully paid and nonassessable.

        We do not express any opinion herein concerning any law other than the Delaware General Corporation Law. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP